Exhibit 10.1
FIRST AMENDMENT
Dated as of September 17, 2007
to
INDENTURE
Dated as of December 30, 2005
among
IDLEAIRE TECHNOLOGIES CORPORATION, as Issuer
THE GUARANTORS named herein,
WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee
and
WELLS FARGO BANK, NATIONAL ASSOCIATION, as Collateral Agent
13% Senior Secured Discount Notes due 2012

     This FIRST AMENDMENT TO INDENTURE (the “Indenture Amendment”), dated as of September 17, 2007, is entered into by and among IDLEAIRE TECHNOLOGIES CORPORATION, a Delaware corporation, as Issuer (the “Company”), the GUARANTORS named therein (each individually, a “Guarantor” and, collectively, the “Guarantors”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Trustee (the “Trustee”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Collateral Agent (the “Trustee”).
Preliminary Statements
     A. The Company, the Guarantors, the Trustee and the Collateral Agent entered into an Indenture, dated as of December 30, 2005 (the “Indenture”), providing for the issuance of the Company’s 13% Senior Secured Discount Notes due 2012 (the “Discount Notes”) and for the guarantee of certain of the Company’s obligations under the Discount Notes by the Guarantors. Capitalized terms used in this Indenture Amendment but not otherwise defined herein have the meanings ascribed to them in the Indenture and in the Discount Notes.
     B. Section 8.02 of the Indenture provides that certain sections of the Indenture may be amended with the consent of the Holders of at least two-thirds of the aggregated Accredited Value (as defined in the Indenture) of the Discount Notes then outstanding (“Requisite Consents”).
     C. The Company desires and has requested the Trustee to join with it in entering into this Indenture Amendment for the purpose of amending the Indenture in certain respects as permitted by Section 8.02 of the Indenture.
     D. The execution and delivery of this Indenture Amendment has been authorized by the Board of Directors of the Company.
     E. The Company circulated a Consent Solicitation Statement dated August 15, 2007, requesting that the Holders of the Discount Notes as of the record date of August 14, 2007 give their written consent to implement certain amendments to the Indenture embodied in this Indenture Amendment.
     F. The Company has (i) received the Requisite Consents and has satisfied all other conditions precedent, if any, provided under the Indenture to enable the Company and the Trustee to enter into this Indenture Amendment, and (ii) delivered to the Trustee, in accordance with Section 8.02, the Board of Directors’ Resolution authorizing the Indenture Amendment and the evidence of the Requisite Consents.
     NOW, THEREFORE, in consideration of the foregoing and of other valuable consideration, receipt of which is hereby acknowledged, the parties hereby agree as set forth in this Indenture Amendment.
     1. Amendment of the Indenture. The Indenture is hereby amended as follows:
(a) Amendment of Section 1.01. Section 1.01 of the Indenture is hereby amended to add the following definitions:

     “Qualified Public Offering” means the closing on or before June 30, 2008 of the initial underwritten public offering of Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, in which the aggregate net proceeds to the Issuer from such offering (before underwriters discounts and commissions) are not less than $100 million.
     “Restricted Common Shares Determination Date” means the date of the consummation of the Qualified Public Offering.
     “Restricted Common Shares Escrow Agent” means an institutional escrow agent identified by the Issuer and designated as the Escrow Agent under the Restricted Common Shares Escrow Agreement.
     “Restricted Common Shares Escrow Agreement” means the Restricted Common Shares Escrow Agreement, to be dated on or about the date of the closing of the Qualified Public Offering, in a form to be agreed upon by the Issuer and the Restricted Common Shares Escrow Agent, pursuant to which the escrow provisions of Section 2.19 are established.”
     “Restricted Common Shares Recipients” means the Persons identified by the Issuer as the beneficial owners of the Notes as of the Restricted Common Shares Determination Date in accordance with this Indenture.
(b) Amendment of Section 1.02. Section 1.02 of the Indenture is hereby amended to add the following term and section references:

“Restricted Common Shares”	2.19

“Restricted Common Share Certificates”	2.19”
(c) Addition of New Section 2.19. The Indenture is hereby amended to add a new Section 2.19 as follows:
     “SECTION 2.19. Restricted Common Shares.
     (a) If the Qualified Public Offering occurs, as of Restricted Common Shares Determination Date, the Issuer shall issue to the Restricted Common Shares Escrow Agent for the benefit of the Restricted Common Shares Recipients 7,204,835 shares of Common Stock (the “Restricted Common Shares”), representing approximately 5.0% of the Issuer’s Common Stock deemed outstanding as August 14, 2007 (calculated on a fully diluted basis, assuming exercise of all outstanding options, warrants (including any Additional Warrants outstanding as of that date) and other convertible securities, and issuance of such Restricted Common Shares, but not including the Contingent Warrants or any shares of common stock to be issued in a Qualified Public Offering.
     (b) The Issuer shall deliver a global certificate representing the Restricted Common Shares (the “Restricted Common Share Certificate”) to the Restricted Common Shares Escrow Agent pursuant to the terms of the Restricted Common Shares Escrow Agreement promptly following the Qualified Public Offering. The Restricted Common Shares will be held by the

Escrow Agent under the Restricted Common Shares Escrow Agreement for 360 days from the date of the Qualified Public Offering (the “Escrow Period”). During the Escrow Period, the Restricted Common Shares Recipients will be entitled to all dividends or other distributions declared with respect to the Restricted Common Shares and will have all voting rights with respect to the Restricted Common Shares, but will not have the right to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any Restricted Common Shares. At the end of the Escrow Period, the Issuer will cause the Restricted Common Shares Escrow Agent to deliver the Restricted Common Shares to the Restricted Common Shares Recipients in accordance with the terms of the Restricted Common Shares Escrow Agreement.
     (c) The Issuer shall use commercially reasonable efforts to identify the beneficial owners of the Notes as of the Restricted Common Shares Determination Date, including appropriate inquiries of the Depository, Participants, and other broker-dealers, commercial banks, trust companies or other nominees. The Restricted Common Shares Recipients will be identified in a schedule to the Restricted Common Shares Escrow Agreement, which schedule will also identify the number of Restricted Common Shares held in escrow for the benefit of each Restricted Common Shares Recipient. The number of Restricted Common Shares held for the benefit of each Restricted Common Shares Recipient will be that number (rounded down to the nearest whole number) of Restricted Common Shares equal to the product of (i) 7,204,835 multiplied by (ii) a fraction (A) the numerator of which is the aggregate principal amount of Discount Notes beneficially owned by the Restricted Common Shares Recipient on the Restricted Common Shares Determination Date and (B) the denominator of which is the aggregate principal amount of Discount Notes outstanding on the Restricted Common Shares Determination Date.
     (d) The Issuer shall take all action deemed necessary to ensure that, from such date and at all times thereafter, it has reserved and kept available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Stock and/or the authorized and issued Common Stock held in its treasury, for the purpose of enabling it to satisfy any obligation to issue Restricted Common Shares.”
(d) Amendment of Section 4.18. Section 4.18 of the Indenture is hereby amended to add the following Section 4.18(d):
     "(d) Notwithstanding anything in this Section 4.18 to the contrary, if the Restricted Common Shares are issued in the name of and delivered to the Restricted Common Shares Escrow Agent following the Qualified Public Offering in accordance with Section 2.19, the provisions of the foregoing Section 4.18(a) shall become null and void and be of no further force and effect; and the Issuer shall have no obligation to issue any Additional Warrants pursuant to Section 4.18(a) hereof.”
     2. Defined Terms. For all purposes of this Indenture Amendment, except as otherwise defined or unless the context otherwise requires, terms used herein in capitalized form and defined in the Indenture shall have the meanings specified in the Indenture.

     3. Indenture. Except as amended hereby, the Indenture is in all respects ratified and confirmed and all the terms thereof shall remain in full force and effect. This Indenture Amendment shall form a part of the Indenture for all purposes, and every Holder of the Discount Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound by the Indenture as amended hereby. In the case of conflict between the Indenture and this Indenture Amendment, the provisions of this Indenture Amendment shall control.
     4. Governing Law. This Indenture Amendment will be governed by, and construed in accordance with, the laws of the state of New York.
     5. Successors. All agreements of the Company, the Guarantors and the Trustee in this Indenture Amendment and the Discount Notes shall bind their respective successors.
     6. Counterparts. All parties may sign any number of copies of this Indenture Amendment. Each signed copy shall be an original, but all of them together shall represent the same agreement.
     7. Severability. In case any one or more of the provisions in this Indenture Amendment or in the Discount Notes shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.
     8. Trustee Disclaimer. The Trustee makes no representation as to the validity or sufficiency of this Indenture Amendment. The recitals to this Indenture Amendment are the statements of the Company, the Guarantors and the Trustee shall have no responsibility for such recitals.
[Signatures set forth on following page.]

     IN WITNESS WHEREOF, the parties have caused this Indenture Amendment to be duly executed by and through their respective officers, thereunto duly authorized, all as of the date and year first written above.

IDLEAIRE TECHNOLOGIES CORPORATION

By:	/s/ Michael C. Crabtree

Name:	Michael C. Crabtree
Title:	Chief Executive Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Trustee

By:	/s/ Jane Y. Schweiger

Name:	Jane Y. Schweiger
Title:	Vice President

Acknowledged and agreed:

WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Collateral Agent

By:	/s/ Jane Y. Schweiger

Name: Jane Y. Schweiger
Title: Vice President